Exhibit 99.1

BioTime CEO Dr. Michael West to Present at Scale-Up and Manufacturing of Cell-Based Therapies II Conference

ALAMEDA, Calif.--(BUSINESS WIRE)--January 18, 2013--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today announced that Chief Executive Officer Michael D. West, PhD will present at the Scale-Up and Manufacturing of Cell-Based Therapies II conference in San Diego, California on Monday, January 21, 2013. Dr. West’s presentation titled “hES-Derived Clonal Embryonic Progenitor Cell Lines: A Novel Point of Scalability” is scheduled for 4:30 pm PST. Dr. West will describe BioTime’s novel and proprietary PureStemTM technology which allows the industrial scale-up of over 200 different human cell types in a highly purified state from human embryonic stem cells. In addition, Dr. West will present new data recently generated using the technology. The presentation will be made available on BioTime's website at www.biotimeinc.com.

The second annual conference on Scale-Up and Manufacturing of Cell-Based Therapies is scheduled for January 21-23, 2013. It is sponsored by Engineering Conferences International, a not-for-profit global engineering conferences program, originally established in 1962, that provides opportunities for the exploration of problems and issues of concern to engineers and scientists from many disciplines. This conference will focus on process development, scale-up, and manufacturing of cell-based therapies and will bring academicians, clinicians, industry leaders, and regulators from all over the world together to discuss the most critical scientific and engineering challenges in this field.

Pluripotent stem cells such as human embryonic stem and induced pluripotent stem cells have attracted a great deal of attention in the research community and pharmaceutical industry as a potential means of manufacturing a wide array of novel cell-based therapies where cells, as opposed to drugs, are introduced into the body to regenerate tissue function. However, since these new and powerful stem cells become all of the cell types in the human body, methods to reliably scale up only particular and desired cell types from the stem cells without contamination from other undesired cell types are of significant interest. BioTime’s solution is a proprietary PureStemTM technology that generates monoclonal lines of over 200 defined human embryonic progenitor cell types from human embryonic stem cells. This technology allows desired cell types such as cartilage, bone, tendon, vascular cells, and many other cell types to be manufactured on an industrial scale while maintaining a high degree of purity and certainty of cellular identity.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime Acquisition Corporation (“BAC”) is a subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com